Exhibit 10.1

SECOND AMENDMENT TO SUBLICENSE AGREEMENT

THIS SECOND AMENDMENT TO SUBLICENSE AGREEMENT (this “Amendment”) is made as of March 17, 2017 (the “Effective Date”) between Checkpoint Therapeutics, Inc, a Delaware corporation with its place of business at 2 Gansevoort Street, 9th Floor, New York, New York 10014 (“Checkpoint”), and TG Therapeutics, Inc, a Delaware corporation with its place of business at 2 Gansevoort Street, 9th Floor, New York, New York 10014 (“TGTX” and, together with Checkpoint, the “Parties”).

WHERE AS, Checkpoint and TGTX are party to that certain Sublicense Agreement, dated as of May 26, 2016 (as amended on December 13, 2016, the “Sublicense Agreement”); and

WHEREAS, Checkpoint and TGTX desire to further amend the Sublicense Agreement to eliminate a possible ambiguity and in order to conform the Sublicense Agreement to the Parties’ past and current mutual understandings.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual premises and covenants herein contained, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows.

1. Amendment to Section 10.9(c) of the Sublicense Agreement. Section 10.9(c) of the Sublicense Agreement is hereby deleted and restated in its entirety as follows:

“(c) If this Agreement is terminated by TGTX under Section 10.7, or by Checkpoint under Sections 10.6 or 10.8, in each case, with respect to a Terminated Product or Terminated Country or in its entirety, then following issuance of a request under Sections 10.9(a)(ii), 10.9 (a)(iii) or 10.9(a)(vi), Checkpoint shall pay TGTX (x) 25% of Sublicensing Royalty Revenue (as defined below), but in no event greater than the royalties that would be payable by Checkpoint pursuant to the royalty rates provided below in this Section 10.9(c) (applying such rates to Net Sales in the Field by Existing Sublicensees (as defined below)), and (y) a royalty (the “Reverse Royalty”) on Net Sales of Licensed Products in the Field (expressly excluding Net Sales by Existing Sublicensees) during the Reverse Royalty Term (as defined below) as follows:

(i) if the termination occurs before completion (where “completion” means receipt of a final study report meeting the guidelines of the International Conference on Harmonization) of a Phase III Study for a Licensed Product, then two percent (2%) royalty on Net Sales in the Field;

(ii) if the termination occurs after completion (where “completion” means receipt of a final study report meeting the guidelines of the International Conference on Harmonization) of a Phase III Study for a Licensed Product but before approval of an NDA or BLA for such Licensed Product in such country, then a three percent (3%) royalty on Net Sales in the Field; or

(iii) if the termination occurs after approval of an NDA or BLA for a Licensed Product, then a five percent (5%) royalty on Net Sales in the Field.

“Reverse Royalty Term” means, and determined on a Licensed Product-by Licensed Product and country-by-country basis, the period commencing from the First Commercial Sale of a given Licensed Product in such country and ending on the expiry of the last to-expire Licensor Patent containing a Valid Claim Covering such Licensed Product in such country.

For purposes of this Section 10.9(c), the definition of “Net Sales,” and Sections 5.4 through 5.9 shall apply mutatis mutandis to the calculation, payment, recording, and auditing of Checkpoint’s obligations to pay Reverse Royalties under this Section 10.9 as they apply to TGTX and, solely for such purpose, each reference in each such Section (and any related definitions) to TGTX shall be deemed to be a reference to Checkpoint, and (y) a Sublicensee shall be deemed to be a reference to a licensee or sublicensee of Checkpoint or any of its Affiliates (and expressly excluding Existing Sublicensees) with respect to the Licensed Product. Notwithstanding the foregoing, no Reverse Royalty shall be due or payable by Checkpoint relating to Net Sales of Sublicensees under any Sublicense in effect at the date of termination of this Agreement (Sublicensees under such Sublicenses, “Existing Sublicensees”). “Sublicensing Royalty Revenue” means sales-based royalties, and minimum sales royalties, each as actually received by Checkpoint or its Affiliate from an Existing Sublicensee as consideration for the grant of rights to Patent Rights.

In no event shall Checkpoint transfer (i) its, right, title or interest in Patent Rights Covering a terminated Compound or Licensed Product or (ii) any of the Transferred Assets, unless the assignee assumes Checkpoint’s obligations to pay royalties under this Section 10.9 pursuant to a commercially reasonable assignment and assumption agreement providing that (x) TGTX is a third party beneficiary to such agreement for the purpose of enforcing such payment obligations and (y) any further assignment by such assignee is subject to the requirements set forth in this paragraph.”

2. Remainder of Sublicense Agreement. Except as expressly set forth in this Amendment, the provisions of the Sublicense Agreement will remain in full force and effect, in their entirety, in accordance with their terms.

3. Miscellaneous. This Amendment shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles of any jurisdiction. The parties agree that this Amendment may only be modified in a signed writing executed by each of the parties hereto. This Amendment shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Amendment may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one agreement. Facsimile or PDF reproductions of original signatures will be deemed binding for the purpose of the execution of this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment to be effective as of the Effective Date.

CHECKPOINT THERAPEUTICS, INC.

By:	/s/ James Oliviero
Name:	James Oliviero
Title:	CEO

TG THERAPEUTICS, INC.

By:	/s/ Michael S. Weiss
Name:	Michael S. Weiss
Title:	CEO